Exhibit 99.1

Company Investor/Media Contract:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL, INC. ANNOUNCES OFFERING OF

$1,045 MILLION OF SECOND LIEN NOTES

SAN DIEGO, CA, April 20, 2015 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced that its indirect wholly owned subsidiary, DJO Finco Inc. (“Finco”), intends to offer, in a private offering subject to market and other conditions, $1,045 million aggregate principal amount of second lien notes due 2021 (the “Notes”). Finco is a newly-formed Delaware corporation and wholly owned subsidiary of DJO Finance LLC (“DJOFL”) that was created solely to act as the initial issuer of the Notes. Unless certain offering conditions, including the closing of our new senior secured credit facilities, are satisfied substantially concurrently with the closing of the offering, the gross proceeds from the offering will be funded into escrow. If the conditions for escrow release are not satisfied on or prior to a special mandatory redemption date of May 21, 2015, the Notes will be subject to a special mandatory redemption at a redemption price of 100% of the initial issue price of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

Upon satisfaction of the conditions for escrow release, Finco will merge with and into DJOFL, with DJOFL as the surviving entity. DJOFL will assume by operation of law all of Finco’s obligations under the Notes and the related indenture (the “Assumption”), and the proceeds from the offering will be used, together with the borrowings under our new senior secured credit facilities and cash on hand, to (i) redeem DJOFL’s $330 million aggregate principal amount of 8.75% second priority senior secured notes due 2018, $440 million aggregate principal amount of 9.875% senior notes due 2018 and $300 million aggregate principal amount of 7.75% senior notes due 2018 (ii) repay amounts outstanding under our existing senior secured credit facilities, and (iii) pay all related fees and expenses. Upon the

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Assumption, DJO Finance Corporation, a wholly owned subsidiary of DJOFL, will become a co-issuer of the Notes. Prior to the Assumption, the Notes will not be guaranteed. Following the Assumption, the Notes will be guaranteed by all existing and future domestic subsidiaries that will guarantee our new senior secured credit facilities. Prior to the Assumption, the Notes will be senior secured obligations of Finco, secured only by a first priority lien on the funds in the escrow account. Following the Assumption, the Notes and related guarantees will be secured by (i) second-priority liens on the collateral that will secure our new senior secured term loan facility on a first-priority basis and (ii) third-priority liens on the collateral that will secure our new asset-based revolving credit facility on a first-priority basis, in each case subject to permitted liens.

The securities will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the securities will not be registered under the Securities Act, and the securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About DJO Global, Inc.

DJO Global, Inc. is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy

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systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort®, Bell-Horn® and ExosTM.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in DJOFL’s Securities and Exchange Commission filings. Past results of DJOFL are not necessarily indicative of its future results. DJOFL does not undertake any obligation to update any forward-looking statements.

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